Exhibit 99.1

Trex Company Announces Fourth-Quarter 2011 Results

  4Q 2011 Sales Meet Forecast
  1Q 2012 Sales Forecast Revised Upward
  Warranty Reserve Increased
  Ends 4Q 2011 with $41 Million in Cash

WINCHESTER, Va.--(BUSINESS WIRE)--February 27, 2012--Trex Company, Inc. (NYSE: TREX), the world’s largest manufacturer of wood-alternative decking and railing products, today announced financial results for the fourth quarter ended December 31, 2011.

Net sales for the fourth quarter of 2011 totaled $51.5 million compared to net sales of $75.3 million for the 2010 fourth quarter. The Company reported a net loss of $18.3 million, or $1.18 per share, compared to a net loss of $0.5 million, or $0.03 per share, for the 2010 period. During the 2011 period, the Company recognized a $10.0 million increase to the Company’s warranty reserve for decking material manufactured at its Nevada plant prior to mid-2006. Before giving effect to this charge, the net loss was $8.3 million, or $0.54 per share. During the 2010 period, the Company recognized $4.1 million of unusual charges. Before giving effect to these charges, net income for the 2010 period was $3.6 million, or $0.23 per share.

For the full year ended December 31, 2011, Trex Company reported net sales of $266.8 million compared to net sales of $317.7 million for 2010. The Company reported a net loss of $11.6 million, or $0.75 per share, compared to a net loss of $10.1 million, or $0.66 per share, for 2010. The 2011 results reflect the $10.0 million increase to the Company’s warranty reserve in the fourth quarter and a net $2.3 million non-cash benefit recognized in prior quarters. Before giving effect to these adjustments, net loss for 2011 totaled $3.9 million, or $0.25 per share. During 2010, the Company recognized a total of $21.3 million of unusual charges. Before giving effect to these charges, net income for 2010 totaled $11.3 million, or $0.72 per share.

Chairman, President and CEO Ronald W. Kaplan commented, “Our fourth-quarter sales were right in line with our guidance. While an announced price increase for Trex Transcend® drove significant buying in the fourth quarter of 2010, this season we maintained pricing, with the result that more sales have shifted to the first quarter of 2012. To date, our early-buy sales program for 2012 has been progressing as planned and we are pleased with our performance so far this year.

“Our steady stream of new product launches has set the stage for a strong year for Trex. Initial response to our newest deck board Trex Enhance™ – which fits in the middle of our ‘good, better, best’ product platform strategy, offering Trex Transcend® technology with some of Transcend’s performance features – has been robust. The Trex Transcend Porch Flooring & Railing System we introduced last summer has given us an excellent entry into a whole new, $1 billion marketplace, and we believe it will be a strong contributor to our 2012 results. We continue to make progress with our international marketing efforts and our entry into the $2 billion sub-structure market through Trex Elevations™, our lightweight, easy-to-install deck framing, is gaining traction.

“On the manufacturing side, we are continuing to drive productivity improvements, further enhancing the speed and quality of our execution. Since 2008, we have increased productivity by 17%, reaching an all-time high in 2011, and we are pursuing additional opportunities to improve manufacturing yields and line rates. Our balance sheet is also stronger than ever. We ended the year with $41.5 million in cash and last month completed a new senior secured credit facility that offers more favorable borrowing rates and a longer maturity, positioning us well to take advantage of future opportunities.

"With our ever-expanding array of products, continued drive to gain market share and a stabilizing economy, we expect 2012 to be a successful year for Trex. Based on the results to date of our early-buy sales program, we expect net sales for the first quarter of 2012 to total $90 million, an increase of approximately 30% from the 2011 period. Accordingly, we will be ramping up production from Q4 2011 levels.”

Vice President and CFO James E. Cline added, “The increase to the warranty reserve reflects the additional visibility we have gained since the settlement of the class action suit and publication of the national settlement notice in 2009. Although the rate of new claims and actual cash expenditures declined significantly since 2009 – and we expect that decline to continue – we expect claims to continue for a longer period and the cost per claim to be slightly higher than previously anticipated, necessitating an adjustment to the warranty reserve.”

Fourth-Quarter 2011 Conference Call and Webcast Information

Trex will hold a conference call to discuss its fourth-quarter 2011 results on Monday, February 27, 2012 at 10:00 a.m. ET. To participate in the live call by telephone, please dial 706-634-1218 and reference conference ID #46338941. A live webcast of the conference call will also be available in the Investor Relations section of the Trex Company website at www.trex.com. The call will also be simulcast at www.streetevents.com.

For those who cannot listen to the live broadcast, the webcast will be available on Trex’s website for 30 days. A telephone replay of the call will also be available for seven days, beginning at approximately 1:00 p.m. ET on Monday, February 27, 2012. To listen to the telephone replay, dial 404-537-3406 and enter conference ID #46338941.

Forward-Looking Statements

The statements in this press release regarding the Company's expected future performance and condition constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company's actual operating results to differ materially. Such risks and uncertainties include the extent of market acceptance of the Company's products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company's business to general economic conditions; the Company's ability to obtain raw materials at acceptable prices; the Company's ability to maintain product quality and product performance at an acceptable cost; the level of expenses associated with product replacement and consumer relations expenses related to product quality; and the highly competitive markets in which the Company operates. Documents filed with the Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company's actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Pro-Forma Net Income and Related Earnings Per Share (EPS)

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with U.S. GAAP, the Company uses the following non-GAAP financial measures: net income on a pro-forma basis and related EPS. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP.

The Company defines net income on a pro-forma basis as net income before certain charges. The fourth quarter of 2011 includes a $10.0 million increase to the Company’s warranty reserve for decking material manufactured at its Nevada plant prior to mid-2006. During 2011, the Company also realized an accelerated non-cash charge of $0.3 million related to its repurchase of $5.6 million of its senior subordinated convertible notes due in July 2012 and the favorable resolution of uncertain tax positions that positively impacted income taxes by $2.6 million. During 2010, the Company recognized a total of $21.3 million of unusual charges related to its warranty reserve for decking material, joint venture for recycling waste polyethylene in Spain and supply contracts.

The Company defines related EPS as net income on a pro-forma basis divided by the weighted average outstanding shares, on a fully diluted basis. The Company uses these pro-forma financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. The Company also believes that investors and analysts benefit from referring to these pro-forma financial measures in assessing the performance and expectations of the Company’s future performance.

For more information on the reconciliation of GAAP and pro-forma financial terms, please see the two tables titled “Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures Three Months Ended December 31, 2011” and “Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures Twelve Months Ended December 31, 2011” at the end of this release.

About Trex Company

Trex Company is the world’s largest manufacturer of wood-alternative decking and railing, with more than 20 years of product experience. Stocked in more than 5,500 retail locations throughout the world, Trex® outdoor living products offer a wide range of style options with fewer ongoing maintenance requirements than wood, as well as a truly environmentally responsible choice. For more information, visit trex.com.

TREX COMPANY, INC.
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Net sales	$51,462	$75,272	$266,789	$317,690

Cost of sales	52,514	56,720	203,998	244,875

Gross profit (loss)	(1,052)	18,552	62,791	72,815

Selling, general and administrative expenses	13,609	15,459	60,620	67,764

Income (loss) from operations	(14,661)	3,093	2,171	5,051

Interest expense, net	3,595	3,711	16,364	15,288

Loss before income taxes	(18,256)	(618)	(14,193)	(10,237)

Benefit for income taxes	(1)	(106)	(2,605)	(171)

Net loss	$(18,255)	$(512)	$(11,588)	$(10,066)

Basic loss per common share	$(1.18)	$(0.03)	$(0.75)	$(0.66)

Basic weighted average common shares outstanding	15,433,931	15,209,016	15,388,456	15,187,028

Diluted loss per common share	$(1.18)	$(0.03)	$(0.75)	$(0.66)

Diluted weighted average common shares outstanding	15,433,931	15,209,016	15,388,456	15,187,028

TREX COMPANY, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	31-Dec-11	31-Dec-10

ASSETS
Current assets:

Cash and cash equivalents	$4,526	$27,270
Restricted cash	37,000	-
Accounts receivable	29,192	53,332
Inventories	28,896	29,021
Prepaid expenses and other assets	2,118	1,539
Income taxes receivable	322	70
Deferred income taxes	-	1,004
Total current assets	102,054	112,236
Property, plant and equipment, net	115,212	126,857
Goodwill	10,558	6,837
Other assets	266	1,885
Total assets	$228,090	$247,815
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$11,892	$15,107
Accrued expenses	16,187	23,479
Accrued warranty	6,000	7,003
Deferred income taxes	124	-
Current portion of long-term debt	86,425	590
Total current liabilities	120,628	46,179
Deferred income taxes	2,819	3,614
Accrued taxes	60	3,126
Non-current accrued warranty	10,345	7,469
Debt-related derivatives	-	312
Long-term debt, net of current portion	-	84,193
Other long-term liabilities	1,739	-
Total liabilities	135,591	144,893
Stockholders’ equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.01 par value, 40,000,000 shares authorized; 15,602,132 and 15,458,002 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	156	155
Additional paid-in capital	99,885	98,905
Accumulated other comprehensive loss	-	(184)
Retained earnings (deficit)	(7,542)	4,046
Total stockholders’ equity	92,499	102,922
Total liabilities and stockholders’ equity	$228,090	$247,815

TREX COMPANY, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended December 31,
	2011	2010

OPERATING ACTIVITIES
Net loss	$(11,588)	$(10,066)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,708	28,937
Other non-cash charges	4,643	5,488
Changes in operating assets and liabilities	12,084	(5,365)

Net cash provided by operating activities	$33,847	$18,994

INVESTING ACTIVITIES	$(9,367)	$(9,773)

FINANCING ACTIVITIES	$(47,224)	$(1,465)

Net increase (decrease) in cash and cash equivalents	$(22,744)	$7,756
Cash and cash equivalents at beginning of period	$27,270	$19,514

Cash and cash equivalents at end of period	$4,526	$27,270

Trex Company, Inc.
Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures
Three Months Ended December 31,
(amounts in 000's except for diluted earnings (loss) per common share)

	2010 Reconciliation			2011 Reconciliation

	GAAP	Pro-Forma	Pro-Forma	GAAP	Pro-Forma	Pro-Forma
	2010	Adjustments(1)	2010	2011	Adjustments(2)	2011

Net sales	$75,272	$0	$75,272	$51,462	$0	$51,462

Cost of sales	$56,720	($4,117)	$52,603	$52,514	($9,976)	$42,538

Gross Profit	$18,552	$4,117	$22,669	($1,052)	$9,976	$8,924
% of Net sales	24.6%	5.5%	30.1%	-2.0%	19.4%	17.3%

SG&A Expenses	$15,459	$0	$15,459	$13,609	$0	$13,609
% of Net sales	20.5%	0.0%	20.5%	26.4%	0.0%	26.4%

Interest expense, net	$3,711	$0	$3,711	$3,595	$0	$3,595

Income (loss) before income taxes	($618)	$4,117	$3,499	($18,256)	$9,976	($8,280)

Income taxes	($106)	$0	($106)	($1)	$0	($1)

Net income (loss)	($512)	$4,117	$3,605	($18,255)	$9,976	($8,279)
% of Net sales	-0.7%	5.5%	4.8%	-35.5%	19.4%	-16.1%

Diluted earnings (loss) per common share	($0.03)	$0.26	$0.23	($1.18)	$0.66	($0.54)

(1) 2010 Pro-Forma Adjustments include a $5.2MM increase to a previously established warranty reserve (Cost of sales) partially offset by a $1.1MM reduction to previously established charges related to a supply contract (Cost of sales).

(2) 2011 Pro-Forma Adjustments include a $10.0MM increase to a previously established warranty reserve.

Trex Company, Inc.
Reconciliations of Pro-Forma Results of Operations Measures to the Nearest Comparable GAAP Measures
Twelve Months Ended December 31,
(amounts in 000's except for diluted earnings (loss) per common share)

	2010 Reconciliation			2011 Reconciliation

	GAAP	Pro-Forma	Pro-Forma	GAAP	Pro-Forma	Pro-Forma
	2010	Adjustments(1)	2010	2011	Adjustments(2)	2011

Net sales	$317,690	$0	$317,690	$266,789	$0	$266,789

Cost of sales	$244,875	($18,924)	$225,951	$203,998	($9,976)	$194,022

Gross Profit	$72,815	$18,924	$91,739	$62,791	$9,976	$72,767
% of Net sales	22.9%	6.0%	28.9%	23.5%	3.7%	27.3%

SG&A Expenses	$67,764	($2,405)	$65,359	$60,620	$0	$60,620
% of Net sales	21.3%	-0.8%	20.6%	22.7%	0.0%	22.7%

Interest expense, net	$15,288	$0	$15,288	$16,364	($324)	$16,040

Income (loss) before income taxes	($10,237)	$21,329	$11,092	($14,193)	$10,300	($3,893)

Income taxes	($171)	$0	($171)	($2,605)	$2,616	$11

Net income (loss)	($10,066)	$21,329	$11,263	($11,588)	$7,684	($3,904)
% of Net sales	-3.2%	6.7%	3.5%	-4.3%	2.9%	-1.5%

Diluted earnings (loss) per common share	($0.66)	$1.38	$0.72	($0.75)	$0.50	($0.25)

(1) 2010 Pro-Forma Adjustments include a $15.0MM increase to a previously established warranty reserve (Cost of sales), $3.9MM of charges related to supply contracts (Cost of sales), and a $2.4MM charge related to our joint venture in Spain (SG&A expenses).

(2) 2011 Pro-Forma Adjustments include a $10.0MM increase to a previously established warranty reserve (Cost of sales), a $0.3MM charge to interest expense and related $42 thousand income tax credit due to the non-cash acceleration of interest charges related to the $5.6MM repurchase of convertible notes, and a $2.6MM income tax benefit.

CONTACT:
Trex Company, Inc.
James Cline, 540-542-6300
Chief Financial Officer
or
LHA
Harriet Fried, 212-838-3777